Exhibit 10.1

July 8, 2011

Delivered Via email

Personal and Confidential

To:     Jeffrey A. Koch

Re:     Separation Agreement and Release

Dear Jeff:

As we have discussed, your employment with MakeMusic, Inc. (“MakeMusic”) ended effective at the close of business, June 13, 2011 as a result of the appointment of the CEO. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits that MakeMusic has agreed to provide to you, provided you agree to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment.

a. Your employment with MakeMusic ended effective at the close of business on June 13, 2011.

b. Upon your receipt of your final paycheck which includes payment for services through June 13, 2011, you will have received all wages owed to you by virtue of your employment with MakeMusic or separation thereof.

c. Upon your receipt of payment from MakeMusic in the amount of $7,559.88, less applicable deductions and withholding, which represents payment for 68.62 hours of accrued but unused Paid Time Off (PTO) at your regular rate, you will have received all PTO benefits owed to you by virtue of your employment with MakeMusic or separation thereof.

d. The COBRA period for continuation of your insurance coverage under MakeMusic’s group plans will begin on July 1, 2011. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

e. Except as specifically modified within this Agreement, your rights with regard to your stock options and restricted stock awards with MakeMusic are governed by your separate equity award agreements with MakeMusic.

f. You will continue to serve on MakeMusic’s Board of Directors until MakeMusic’s 2011 Annual Meeting of Shareholders, and you have been nominated to serve for another one-year term upon election by MakeMusic’s shareholders at the 2011 Annual Meeting. As consideration for your continued service as a director during the 2011 fiscal year, you will be entitled to pro-rated cash and equity compensation pursuant to MakeMusic’s current Board Compensation Plan, consisting of $20,000 cash, payable quarterly, and a four-year non-qualified option to purchase 3,000 shares of MakeMusic common stock at an exercise price of $5.00 per share, which will become exercisable as to 500 shares at the end of each month from July 31, 2011 through December 31, 2011. Your director compensation for future fiscal years, if any, will be determined in accordance with the then-applicable Board Compensation Plan.

You are not eligible for any other payments or benefits by virtue of your employment with MakeMusic or separation thereof except for those expressly described in this Agreement or otherwise provided by the terms of any benefit plan. You will not receive the payments described in Section 2 if you (i) do not sign and return this Agreement by the due date indicated, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

2. Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, MakeMusic agrees as follows:

a. To pay you separation pay in the gross amount of Ninety Three Thousand Eight Hundred Sixty Four and 98/100 Dollars ($93,864.98) (representing pay from June 14, 2011 through November 9, 2011 at your ending base salary), less applicable deductions and withholding. Such separation pay will be paid to you in substantially equal installments on MakeMusic’s normal payroll schedule beginning on the first regularly scheduled payday following expiration of the rescission periods noted below;

b. To pay you the pro-rated value of any incentive cash compensation earned by you in fiscal year 2011. MakeMusic will calculate such fiscal year 2011 bonus in accordance with the terms of the applicable Executive Incentive Compensation Plan and pro-rate to your June 13, 2011 separation date. Your 2011 cash bonus, if earned, will be paid to you on or before March 15, 2012;

c. To issue to you the pro-rated portion of the earned restricted stock award for fiscal year 2011. MakeMusic will calculate such earned restricted stock award in accordance with the terms of the applicable Executive Incentive Compensation Plan and pro-rate to your June 13, 2011 separation date. Your 2011 restricted stock award, if earned, will be issued to you on or before March 15, 2012 and will not be subject to risks of forfeiture;

d. The portion of your previously-issued restricted stock award under the 2010 bonus plan that would otherwise be subject to risk of forfeiture as of the date hereof (714 shares) is to be released from restriction as soon as reasonably practicable following the acceptance date of this Agreement.

The shares issued pursuant to the restricted stock awards referenced in Sections 2(c) and 2(d) of this Agreement shall be released into your Wells Fargo account as unrestricted shares of MakeMusic common stock.

3. Your Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. You hereby do release, agree not to sue, and forever discharge MakeMusic (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with MakeMusic, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act, any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, veteran or military status, genetic information, or any other protected class under federal, state or local law. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with MakeMusic.

c. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with MakeMusic, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Section 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have under workers compensation laws, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission, although, as noted above, you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf, (8) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (10) any existing rights pertaining to stock options and restricted stock awards, or (11) the right to coverage and indemnification under MakeMusic’s directors’ and officers’ insurance coverage as set forth in MakeMusic’s D&O insurance policy.

e. MakeMusic, as used in this Section 3, shall mean MakeMusic, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of MakeMusic, in their official and individual capacities.

4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that MakeMusic has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from your receipt of this Agreement on June 21, 2011 to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

5. Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Deb Peterson, MakeMusic, Inc., 7615 Golden Triangle Drive, Suite M, Eden Prairie, MN 55344-3848 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Deb Peterson, as set forth above, and sent by certified mail, return receipt requested. You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the separation pay and benefits described in Section 2 and you will be obligated to return any such payments if already received.

6. Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, MakeMusic are the sole property of MakeMusic. By signing this Agreement you further agree and represent that you have returned to MakeMusic all of its property, including but not limited to, all keys, access cards, credit cards, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of MakeMusic. MakeMusic acknowledges it is transferring ownership of your personal computer. If there is any remaining current value, MakeMusic will loan these items to you until such time as there is no remaining taxable value, at which time MakeMusic will give the items to you.

7. On-Going Obligations. You are hereby reminded of your on-going obligations to MakeMusic under Articles III, IV and V of your Employment Agreement with MakeMusic. You acknowledge and agree that if you violate Article III, IV, and/or V of your Employment Agreement, MakeMusic shall be entitled to all available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement.

8. Cooperation. In consideration of the separation pay and benefits described in Section 2 of this Agreement, you agree to respond to MakeMusic in a timely and helpful manner should it have questions for you regarding your work for MakeMusic, including, without limitation, status of projects, technology-related questions, passwords, and location of data and documents.

9. Non-Disparagement and Confidentiality. You promise and agree not to disparage MakeMusic, its shareholders, officers, directors, employees, customers, products or services. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between MakeMusic and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse and children, if applicable, provided they agree to keep the information confidential, or as otherwise required by law.

10. Remedies. If you breach any term of this Agreement, MakeMusic shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement and payment by you of its attorneys’ fees and costs. If MakeMusic seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

11. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by MakeMusic or you of any liability or unlawful conduct whatsoever. MakeMusic and you specifically deny any liability or unlawful conduct.

12. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of MakeMusic. The rights and obligations of this Agreement shall inure to the successors and assigns of MakeMusic. Notwithstanding the foregoing, in the event of your death, any remaining monies owing to you under this Agreement (PTO, separation pay, bonus pay) shall be paid to your estate and your rights with regard to stock options and restricted stock awards shall be transferred to your estate.

13. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

14. Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

15. Full Agreement. This Agreement contains the full agreement between you and MakeMusic and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties except for the following agreements which shall remain in full force and effect: your separate stock option and restricted stock award agreements with MakeMusic (except to the extent that this Agreement provides for acceleration of the lapse of risks of forfeiture on your previously-issued restricted stock award) and Articles I and III – IX of your Employment Agreement with MakeMusic.

16. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against MakeMusic and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

If not already accepted by you, the offer contained in this Agreement will expire at 5:00 p.m. on the 22nd calendar day following your receipt of this Agreement. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return an original signed Agreement to Deb Peterson no later than 5:00 p.m. on the 22nd calendar day following your receipt of this Agreement. Please keep a copy for your records.

Sincerely,

MAKEMUSIC, INC.

/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Operating Officer & Chief Financial Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Jeffrey A. Koch, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against MakeMusic.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by MakeMusic except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with MakeMusic.

Accepted this 8th day of July, 2011.

/s/ Jeffrey A. Koch
Jeffrey A. Koch